                                 UNITED STATES
                                 -------------
                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON D.C. 20549


                                 SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. 2)*


                                 M-WAVE, INC.
--------------------------------------------------------------------------------
                               (Name of Issuer)

                                 Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities

                                  554034 10 8
                           ------------------------
                                (CUSIP Number)


Check the following box if a fee is being paid with this statement //. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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  CUSIP NO. 554034 10 8                   13G               Page 2 of 6 Pages

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            First Chicago Equity Corporation                 36-2464372
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
            Illinois

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5        694,464 shares
     NUMBER OF

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                              -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7        694,464 shares
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                              -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9          694,464 shares


------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
           22.77%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
            CO

------------------------------------------------------------------------------
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  CUSIP NO. 554034 10 8                   13G               Page 3 of 6 Pages

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            First Chicago NBD Corporation                        38-1984850
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
            Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF                -0-

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                              -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                 -0-

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                              -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9 None except indirectly through one or more subsidiaries as reported herein. See Item 4.

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
            -0-

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
            CO HC

------------------------------------------------------------------------------

Item 1(a).  Name of Issuer:
            --------------

            M-Wave, Inc. (the "Company")

Item 1(b).  Address of Issuer's Principal Executive Offices:
            -----------------------------------------------

            216 Evergreen Street
            Bensenville, Illinois 60106

Item 2(a).  Name of Person Filing:
            ---------------------

            First Chicago NBD Corporation ("FCN") is filing this statement on behalf of itself and First Chicago Equity Corporation ("FCEC"), formerly known as First Capital Corporation of Chicago, its wholly-owned subsidiary. The agreement of FCEC and FCC to file joint disclosure statements on Schedule 13G was filed previously.

Item 2(b).  Address of Principal Business Office:
            ------------------------------------

            For FCN and FCEC:
            One First National Plaza
            Chicago, Illinois 60670

Item 2(c).  Citizenship:
            -----------

            FCEC is a corporation organized under the laws of the State of Illinois. FCN is a corporation organized under the laws of the State of Delaware.

Item 2(d).  Title of Class of Securities:
            ----------------------------

            Common Stock (the "Common")

Item 2(e).  CUSIP Number
            ------------

            554034 10 8

Item 3.     Type of Person Filing:
            ---------------------

            Not applicable.

Item 4.     Ownership:
            ---------

            (a)-(b) FCEC owns 694,464 shares of Common. FCN may be deemed to own the shares beneficially owned by FCEC solely through its ownership of FCEC.

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            (c) See items 5 through 9 and item 11 on pages two and three hereof.

Item 5.     Ownership of Five Percent or Less of a Class:
            --------------------------------------------

            Not applicable.

Item 6.     Ownership of More Than Five Percent on Behalf of Another Person:
            ----------------------------------------------------------------

            Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported On by the Parent Holding Company:
            ------------------------------------------------------------------

            Not applicable.

Item 8.     Identification and Classification of Member of the Group:
            --------------------------------------------------------

            Not applicable.

Item 9.     Notice of Dissolution of Group:
            ------------------------------

            Not applicable.

Item 10.    Certification:
            -------------

            Not applicable.

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Signature:
---------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 10, 1998


                                       FIRST CHICAGO NBD CORPORATION


                                       By:   /s/ M. Eileen Kennedy
                                            --------------------------
                                             M. Eileen Kennedy
                                             Senior Vice President and
                                               Treasurer